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                         BNY HAMILTON EQUITY INCOME FUND

                   Plan of Distribution Pursuant to Rule 12b-1
                    Under the Investment Company Act of 1940

                                  Introduction


                  The Plan of Distribution (the "Plan") set forth below, which is designed to conform to the requirements of Rule 12b-1 under the Investment Company Act of 1940 (the "Investment Company Act"), has been adopted by BNY Hamilton Equity Income Fund (the "Fund"), a Series of BNY Hamilton Funds Inc. (the "Corporation"), and by BNY Hamilton Distributors, Inc., the Fund's distributor, (the "Distributor").

                  The Fund expects to enter into a distribution agreement with the Distributor (the "Distribution Agreement") pursuant to which the Fund will employ the Distributor to distribute shares issued by the Fund (the "Shares"). Under the Plan, the Fund intends to reimburse the Distributor for costs incurred by the Distributor in distributing Shares.

                  A majority of the Board of Directors of the Fund, including a majority of those Directors who are not "interested persons" of the Fund (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), have determined by votes cast in person at a meeting called for the purpose

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of voting on this Plan that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders. Expenditures under this Plan by the Fund are primarily intended to result in the sale of Shares within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Investment Company Act.

                  The purpose of the Plan is to create incentives for the Distributor and other qualified broker-dealers to provide distribution assistance to their customers who are or may become investors in the Fund, and to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature, advertising, marketing and other promotional and distribution activities.

                                    The Plan

1.       Distribution Activities.

                  The Fund shall engage the Distributor to distribute Shares and to service shareholder accounts using the facilities of the distribution networks of such qualified broker-dealers and financial institutions as the Distributor may select. Services provided and activities undertaken hereunder, under the Distribution Agreement or under any "related agreement" between the Distributor and any such qualified broker-dealer to distribute Shares are referred to herein as "Distribution Activities."

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2.       Reimbursement for Distribution Activities.

                  The Fund shall reimburse the Distributor for costs incurred by it in performing Distribution Activities at a rate which shall not exceed .25% per annum of the average daily net assets of the Fund, excluding from such calculation, however, the net asset value of all Shares acquired via a transfer of assets into the Fund from customer accounts at The Bank of New York. The Fund shall calculate and accrue daily amounts reimbursable hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors and the Distributor may agree.

                  Costs of the Distributor subject to reimbursement hereunder are costs of performing Distribution Activities and may include, among others:

                  (a) amounts paid to qualified broker-dealer and financial institutions selected by the Distributor in reimbursement of costs incurred by such broker-dealers in performing services under a selected dealer agreement between those broker-dealers and the Distributor for sales of Shares of the Fund, including account servicing fees (trailer commissions) paid to, or on account of, account executives and indirect and overhead costs associated with performance of distribution activities including central office and branch expenses;

                  (b) expenses related to telemarketing operations established for the Fund;

                  (c) costs and expenses of preparing, printing and distributing any materials not prepared by the Corporation and other materials used by the Distributor

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                  in connection with its offering of the Shares for sale to the public, including the additional cost of printing copies, at printer's over-run cost, of the Prospectus and of annual and interim reports to shareholders other than copies thereof required for distribution to shareholders or for filing with any federal and state securities authorities; and

                  (d) any expenses of advertising incurred by the Distributor in connection with its offering of the Shares for sale to the public.

                  If, in any month, the Distributor incurs costs subject to reimbursement that exceed the amount accrued in respect of such month at the rate of .25% per annum of average daily net assets, the Fund will carry forward the unpaid amount from month to month while the Plan is in effect, until such time as it may be paid; provided, however, that no amount shall be carried forward beyond the fiscal year during which it is accrued and the Fund shall have no obligation to the Distributor or any other person in respect thereof. The Fund shall not pay the Distributor any carrying or other finance charge with respect to amounts that are accrued but unpaid.

3.       Quarterly Reports; Additional Information.

                  An appropriate officer of the Fund will provide to the Board of Directors of the Fund for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities and the purposes for which such expenditures were made in compliance

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with the requirements of Rule 12b-1. The Distributor will provide to the Board of Directors of the Fund such additional information as the Board shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

                  The Distributor will inform the Board of Directors of the Fund of the account servicing fees to be paid by the Distributor to broker-dealers and financial institutions that have selected dealer agreements with the Distributor.

4.       Effectiveness; Continuation.

                  The Plan shall take effect upon the approval of the sole shareholder of the Fund. If so approved, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect until June 30, 1993, and from year to year thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board of Directors of the Fund and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan. 5. Termination.

                  This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Shares.

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6.       Amendments.

                  The Plan may not be amended to change the distribution expenses to be paid as provided for in Section 2 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Series. All material amendments of the Plan, including the addition or deletion of categories of expenditures that are reimbursable hereunder, shall be approved by a majority of the Board of Directors of the Fund and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the Plan. 7. Non-interested Directors.

                  While the Plan is in effect, the selection and nomination of the Directors who are not "interested persons" of the Fund (non-interested Directors) shall be committed to the discretion of the non-interested Directors.

8.       Records.

                  The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 3 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.



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